EHIBIT 10.1
OIL & GAS FARM-IN AGREEMENT
Petroleum Exploration Licenses 112 and 444
Cooper/Eromanga Basin, South Australia, Australia

This Oil & Gas Farm-In Agreement (the “Agreement”) is made and entered into effective this 11th  day of May, 2012, by and between:

Holloman Energy Corporation (“HEC”), a Nevada, USA corporation, having offices at 333 North Sam Houston Parkway East, Suite 600, Houston, Texas 77060, and its wholly owned Australian subsidiary Holloman Petroleum Pty. Ltd. (“Holloman”), an Australian Corporation ACN 126 728 498, having offices at Unit 8-9, 88 Forrest Street, Cottesloe, WA, 6011 Australia (HEC and Holloman are jointly hereafter referred to as “Holloman Corporations”), and

Ely Sakhai, a businessman having an address of 39 Cuttermill Road, Great Neck, New York, 11021 (“hereafter referred to as Sakhai”), and

Australian-Canadian Oil Royalties Ltd., a British Columbia, Canada corporation, having offices at 1301 Ave. M, Cisco, Texas, 76437 (hereafter referred to as “ACOR”), and

Terra Nova Minerals Inc., (“TN Minerals”) a federally incorporated corporation of Canada, having offices at 700-444 5 Ave SW, Calgary, Alberta, T2P 2T8, Canada, and its wholly owned Alberta subsidiary Terra Nova Resources Inc., (“Terra Nova”) an corporation incorporated pursuant to the Laws of Alberta, having offices at 700-444 5 Ave SW, Calgary, Alberta, T2P 2T8, Canada, (TN Minerals and Terra Nova are jointly hereafter referred to as “TN Companies”).

WHEREAS, Holloman holds a Working Interest (defined below) of 66.667% in each of two onshore Petroleum Exploration Licenses (being PEL 112 and PEL 444), located in the Cooper/Eromanga Basin in the State of South Australia, Australia; and

WHEREAS, each of Sakhai and ACOR holds a Working Interest of 16.6665% in each of the two onshore Petroleum Exploration Licenses (being PEL 112 and PEL 444); and

WHEREAS, in a letter of intent dated March 19, 2012 (the “LOI”), the Parties agreed upon terms under which Terra Nova may earn an undivided 55% Working Interest in the Licenses from the Current Working Interest Holders (defined below); and

WHEREAS, the Holloman Corporations, Sakhai, ACOR and Terra Nova wish to replace the LOI with this Agreement, and upon the execution of this Agreement by the Parties it shall replace the LOI.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the Parties hereto mutually agree as follows:

ARTICLE 1
DEFINITIONS

1.1	For the purposes of this Agreement:

(a)	Acquisition means the proposed acquisition by Terra Nova of a Working Interest pursuant to the terms of this Agreement;

Oil & Gas Farm-In Agreement with Terra Nova

(b)
Affiliate means a corporation which is (i) a subsidiary of a Party hereto, (ii) a subsidiary of a corporation of which a Party hereto is a subsidiary or (iii) controlled by the same corporation or person as a Party hereto (where “controlled” means that more than 50% of the votes that may be cast to elect directors of the corporation are held, other than by way of security only, by or for the benefit of that corporation or person, and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation);

(c)	Assign has the meaning given to it in Article 8.1;

(d)	Assignment has the meaning given to it in Article 8.1;

(e)	Business Day means any day (other than a Saturday or Sunday) on which banks in both Calgary, AB, Canada and Houston, TX, USA, are open for business;

(f)	Commenting Party has the meaning given to it in Article 7.3 hereof;

(g)
Confidential Information means all oral, written and machine readable information and data and any accompanying support materials and documentation with respect to the Licenses and this Agreement, including but not limited to information concerning a Party’s core and related business operations, marketing programs, technology, systems, marketing and distribution agreements, finances, business opportunities, personnel, research development and know-how and all data of value to the Parties or any one of them that is not generally known to competitors of the Parties and is not in the public domain and copies of any of the foregoing information;

(h)
Current Working Interest Holders means all current holders of a Working Interest in the Licenses as registered with the Government of South Australia (under the Petroleum Act) on the Effective Date, such holders being detailed as follows:

a.	Holloman holding an undivided 66.6670% Working Interest in the Licenses;
b.	ACOR holding an undivided 16.6665% Working Interest in the Licenses; and
c.	Sakhai holding an undivided 16.6665% Working Interest in the Licenses;

(i)	Deed means a deed of assignment and assumption in the form or substantially in the form of Schedule 4 to the JOA;

(j)	Defaulting Party has the meaning given to it in Article 16.1 hereof;

(k)	Earning Obligations means the following phases of earning being: the completion of the PEL 112 Seismic Program, the PEL 444 Seismic Program, the Initial Well Program and the Option Well Program;

(l)
Earning Period means the period commencing on the Effective Date hereof, and continuing until the earlier of the date upon which the Earning Obligations are completed or the date on which this Agreement is terminated pursuant to its terms;

(m)	Effective Date means the later of: (i) date first written above; or (ii) the date that the Acquisition is conditionally approved in writing by the Exchange;

(n)
Environmental Law means any Australian law, either state or federal, designed to or having the purpose of regulating the activities of oil and gas exploration, production, processing or ancillary matters or protecting the environment from pollution, and any regulations, ordinances, by-laws or requirement made or imposed thereunder;

(o)
Escrow Agreement means the form of agreement substantially similar to the agreement attached hereto as Schedule “B” with such revisions as required by the Escrow Agent and agreed to by Holloman and Terra Nova but which shall provide that: (i) funds paid to the Escrow Agent shall be releasable upon the Escrow Agent receiving the copy of an invoice from a vendor providing goods or performing services in connection with the Earning Obligations and a signed direction to pay from Terra Nova directing the Escrow Agent to pay the amount of the invoice; and (ii) each direction to pay and related third party invoice shall be provided to HEC and the Escrow Agent concurrently;

Oil & Gas Farm-In Agreement with Terra Nova

(p)
Escrow Agent means the firm of solicitors which has been mutually agreed upon by Terra Nova and HEC that has executed the Escrow Agreement and been appointed Escrow Agent thereunder, which Escrow Agent may be changed from time to time with the agreement of Terra Nova and HEC;

(q)	Exchange means the TSX Venture Exchange;

(r)	Existing Farmin Agreement means the Farm-In Agreement Cooper/Eromanga Basin PELs 108, 109, 112 dated June 7, 2006 among the Current Working Interest Holders and HEC, attached as Schedule “C”;

(s)	Farm-In Interest has the meaning given to it in Article 2.3 hereof;

(t)	Fee shall be the non-refundable fee paid by Terra Nova to Holloman under Article 2.1 hereof;

(u)	Indemnifying Party has the meaning given to it in Article 4.4 hereof;

(v)	Initial Well Program has the meaning given to it in Article 2.5(a) hereof;

(w)	Intervening Event has the meaning given to it in Article 15.1 hereof;

(x)	Issuing Party has the meaning given to it in Article 7.3 hereof;

(y)
Joint Operating Agreement or JOA means that Joint Operating Agreement PELs 108, 109 (PELs 108 and 09 having been consolidated into PEL 444) and 112, South Australia among the Current Working Interest Holders, attached as Schedule “D”;

(z)	Joint Property has the meaning given to such term in the Joint Operating Agreement.

(aa)	LOI has the meaning ascribed thereto in the recitals;

(bb)
License means either Petroleum Exploration Licenses 112 or 444 (PEL 112 or PEL 444), covering lands located in the Cooper/Eromanga Basin in the State of South Australia, Australia and collectively referred to as the Licenses, as more particularly described in “Schedule A” hereto;

(cc)	Net Revenue has the meaning given to it in Article 2.9 hereof;

(dd)	New Party has the meaning given to it in Article 8.1;

(ee)	Operator means the Party acting as operator on the Licenses;

(ff)	Option Well Program has the meaning given to it in Article 2.6(a) hereof;

(gg)	Outside Date means June 4, 2012;

Oil & Gas Farm-In Agreement with Terra Nova

(hh)
Party means any party to this Agreement, its successors and assigns permitted hereunder and Parties means, collectively, all of the parties to this Agreement and their respective successors and assigns permitted hereunder;

(ii)	PEL 112 Seismic Program has the meaning given to it in Article 2.4(b) hereof;

(jj)	PEL 444 Seismic Program has the meaning given to it in Article 2.4(b) hereof;

(kk)	Petroleum Act means the Petroleum and Geothermal Energy Act 2000 of South Australia, as amended or replaced from time to time;

(ll)
Post Execution Consents means final approval of the Acquisition by the Exchange, approval of this Agreement by the Foreign Investment Review Board of Australia, the Registration of Dealing and the consents, permits and approvals from governmental authorities required to be obtained in order to permit Terra Nova to carry out the operations necessary to complete the Earning Obligations;

(mm)	Registration of Dealing means registration of this Agreement pursuant to section 113 of the Petroleum Act;

(nn)
RTN Agreements means the Right To Negotiate Agreements and Native Rights Deeds dated January 20, 2003 and February 6, 2003 among the Current Working Interest Holders and the Native Title Claims Groups referred to therein;

(oo)	Seismic Earning Obligations means the completion of the PEL 112 Seismic Program and the PEL 444 Seismic Program;

(pp)	Shares means the 1,000,000 shares of TN Minerals common stock issuable to the Current Working Interest Holders under Article 2.2 hereof;

(qq)	Successful Well has the meaning given to it in Article 2.9 hereof;

(rr)	Successful Well Cost Recovery Amount has the meaning given to it in Article 2.9 hereof;

(ss)
Working Interest means the undivided beneficial and legal right, title and interest of a Party in and to the Licenses, all Joint Property and the JOA, and with respect a Party’s interest in the JOA means such Party’s Participating Interest, as such term is defined under the JOA; and

(tt)
Working Interest Contribution Percentages means the undivided Working Interest percentages in each License which shall be used as a pro-rata basis with which to compute the percentage of Working Interest to be contributed to Terra Nova by each Current Working Interest Holder under this Agreement upon completion of the relevant Earning Obligations. Such Working Interest Contribution Percentages being equal to the percentage Working Interest held by each Current Working Interest Holder as of the Effective Date as further set out in Article 3.1 hereof.

1.2	The following schedules are incorporated by reference and made a part of this Agreement:

Schedule “A” – Licenses and Encumbrances
Schedule “B” – Form of Escrow Agreement
Schedule “C” – Existing Farm-In Agreement
Schedule “D” – JOA

Oil & Gas Farm-In Agreement with Terra Nova

ARTICLE 2
NON-REFUNDABLE DEPOSIT, SHARES AND EARN-IN ON THE LICENSES

2.1
The Holloman Corporations acknowledge that TN Minerals has paid to HEC an initial, non-refundable fee in the amount of USD $100,000 (the “Fee”), which is not repayable to Terra Nova under any circumstances.

2.2
Within ten Business Days of the Effective Date, TN Minerals shall issue to the Current Working Interest Holders, in proportion to their Working Interests held on the Effective Date, 1,000,000 common shares (the “Shares”) of TN Minerals at a deemed price of CDN $0.25 per share, it being acknowledged and agreed that such Shares will be subject to a hold period of four months and a day in accordance with the policies of the Exchange and applicable securities laws.

2.3
The Current Working Interest Holders hereby grant to Terra Nova the right and option to earn an undivided 55% Working Interest in each of the Licenses (the “Farm-In Interest”) which can be earned in phases by completing each phase of the “Earning Obligations” during the Earning Period.

2.4	With respect to Seismic Earning Obligations:

(a)
On or before April 17, 2012, Terra Nova shall have paid into the trust account of HEC’s solicitors, USD$250,000, which, upon execution of this Agreement, will be transferred to HEC for its unrestricted use. Following the execution of this Agreement, the payment contemplated hereby shall no longer be refundable to Terra Nova under any circumstances;

(b)	Terra Nova shall pay AUD $4,700,000 within 10 days from the Effective Date into the trust account of the Escrow Agent to be used to pay for:

(i)
the completion of a seismic acquisition program sufficient to meet the minimum seismic acquisition requirements for PEL 112 and the interpretation of the acquired data (the “PEL 112 Seismic Program”); and

(ii)	the completion of a seismic acquisition program sufficient to meet the minimum seismic acquisition requirements for PEL 444 and the interpretation of the acquired data (the “PEL 444 Seismic Program”).

(c)
Upon completion of the PEL 112 Seismic Program, Terra Nova shall have earned a 20% Working Interest in PEL 112 and upon completion of the PEL 444 Seismic Program, Terra Nova shall have earned a 20% Working Interest in PEL 444.

(d)
The Parties agree that amounts, if any, incurred in relation to the Seismic Earning Obligations in excess of AUD $4,700,000 shall be borne by Terra Nova and the Current Working Interest Holders in accordance with their Working Interest percentages calculated as though Terra Nova had successfully completed its Earning Obligations in the Licenses and earned the Farm-In Interest, being Terra Nova 55% and the Current Working Interest Holders, in the ratio of their Working Interest held at the Effective Date, 45%.

(e)
All seismic data developed or acquired, including any interpretations thereof, by the Current Working Interest Holders, during the PEL 112 Seismic Program or during the PEL 444 Seismic Program shall be owed by the Parties in accordance with their Working Interest in the Licenses and shall survive any termination of this Agreement, and as such Terra Nova’s ownership in such seismic data will increase as it completes additional Earning Obligations.

Oil & Gas Farm-In Agreement with Terra Nova

2.5	With respect to the Initial Well Program:

(a)
In order to earn the Initial Well Working Interest, Terra Nova shall, on or before November 1, 2012 pay AUD $4,500,000 into the trust account of the Escrow Agent to be used to pay for a three (3) well drill program on the Licenses, with a minimum of one (1) well to be drilled on each License (“Initial Well Program”).  In the event that Terra Nova does not make this payment on or before such date, Terra Nova shall have forfeited the right to complete the Initial Well Program or the Option Well Program and shall not earn any additional Working Interest in the Licenses.

(b)
Upon the drilling and abandonment or completion of each well drilled pursuant to the Initial Well Program, Terra Nova shall be deemed to have earned a 5.8333% Working Interest in the Licenses. Subject to Article 2.5(c), Terra Nova shall earn its 5.8333% Working Interest per well regardless of whether Terra Nova completes all three wells in the Initial Well Program. Upon drilling and abandonment or completion of all three wells in the Initial Well Program, Terra Nova shall be deemed to have earned an additional 17.5% Working Interest in each License (an aggregate of 37.5% Working Interest in each License so long as the 20% Working Interest provided in connection with completion of the Seismic Earning Obligation in each License has also been earned).

(c)
In the event Terra Nova fails to commence drilling at least one well on each License in connection with the Initial Well Program, on or before a date to be measured as ninety 90 days prior to the required drilling date set forth in the minimum work commitments, as extended, associated with that License, it shall not earn any Working Interest arising from the Initial Well Program with respect to the License on which it has failed to drill. Further, in that event, Terra Nova shall have forfeited the right to complete the Initial Well Program or the Option Well Program with respect to the License on which it has failed to drill and shall not earn any additional Working Interest in that License.

(d)
The Parties agree that amounts, if any, incurred in relation to the drilling, testing and, if applicable abandonment of the wells drilled pursuant to the Initial Well Program in excess of AUD $4,500,000 shall be borne 100% by Terra Nova.

(e)
In the event Terra Nova elects to complete either or both of the first two wells drilled in connection with the Initial Well Program, Terra Nova shall pay 50% of the completion cost and Holloman shall pay the other 50% of the completion costs. In the event Terra Nova elects to complete the third well drilled in connection with the Initial Well Program, Terra Nova shall pay 50% of the completion cost and the Current Working Interest Holders shall pay the other 50% of the completion costs on a pro rata basis in accordance with their Working Interest at the Effective Date. For clarity, completion costs do not include any costs to tie the well into a hydrocarbon gathering system.

2.6	With respect to the Option Well Program:

(a)
In order to earn the Option Well Working Interest, Terra Nova shall, on or before the later of March 1, 2013 or 45 days following completion or abandonment of the third well in the Initial Well Program, pay AUD $4,500,000 into the trust account of the Escrow Agent to be used to pay for a three (3) well drill program on the Licenses, with a minimum of one (1) well to be drilled on each License (“Option Well Program”).  In the event that Terra Nova does not make this payment on or before such date, Terra Nova shall have forfeited the right to complete the Option Well Program and earn an additional Working Interest in the Licenses.

(b)
Upon the drilling and abandonment or completion of each well drilled pursuant to the Option Well Program, Terra Nova shall be deemed to have earned a 5.8333% Working Interest in the Licenses.  Terra Nova shall earn its 5.8333% Working Interest per well regardless of whether Terra Nova completes all three wells in the Option Well Program. Upon drilling and abandonment or completion of all three wells in the Option Well Program, Terra Nova shall be deemed to have earned the Farm-In Interest in the Licenses in the aggregate so long as it has completed all phases of the Earning Obligations at that time.

Oil & Gas Farm-In Agreement with Terra Nova

(c)
The Parties agree that amounts, if any, incurred in relation to the drilling, testing and, if applicable abandonment of the wells drilled pursuant to the Option Well Program in excess of AUD $4,500,000 shall be borne by Terra Nova and the Current Working Interest Holders in accordance with their Working Interest percentages calculated as though Terra Nova had successfully completed its Earning Obligations in the Licenses and earned the Farm-In Interest, being Terra Nova 55% and the Current Working Interest Holders, in the ratio of their Working Interest held at the Effective Date, 45%.

(d)
In the event that Terra Nova elects to complete a well drilled in connection with the Option Well Program, Terra Nova shall pay 50% of the completion cost and the Current Working Interest Holders shall pay the other 50% of the completion costs on a pro rata basis in accordance with their Working Interest at the Effective Date.  For clarity, completion costs do not include any costs to tie the well into a hydrocarbon gathering system.

2.7
During the Earning Period, each of the Parties agree that, notwithstanding anything in the JOA, Terra Nova, or their assignee, shall act as Operator of the Licenses and shall have the exclusive right to propose and carry out all exploration and development work on the Licenses, including without limitation the seismic work area clearance, the Seismic Earning Obligations, the Initial Well Program, the Option Well Program and the completion and subsequent operation of any wells.  In addition, the decision to apply for a petroleum production licence with respect to any portion of the Licenses shall be made by Terra Nova at its sole discretion.  Where Holloman has obtained a license to complete any of the work to be performed by Terra Nova as a part of its Earning Obligations prior to the Effective Date, Holloman shall remain the Operator but shall take such steps as are reasonably necessary and requested by Terra Nova to have Terra Nova perform such work as its contractor such that Terra Nova is not require to obtain an assignment of such licence or re-apply for such licence.

2.8
In the event that any funds which have been paid to the Escrow Agent to satisfy a phase of the Earning Obligations remain unspent following the completion of such phase, the remaining funds shall be applied against the next phase of the Earning Obligations with such funds being applied to Terra Nova’s share of its obligations for the next phase of the Earning Obligations. In the event all Earning Obligations have been completed or Terra Nova has elected not to proceed to the next phase, Terra Nova may direct that the Escrow Agent release the funds to Terra Nova.

2.9
The Parties agree that in the event any well drilled in connection with the Initial Well Program or the Option Well Program is a commercially viable producer of petroleum substances, and Terra Nova has elected to complete such well (a “Successful Well”), Terra Nova shall be entitled to a preferential recovery of an amount equal to one hundred percent of the costs it has paid to drill and test that Successful Well (a “Successful Well Cost Recovery Amount”).  Terra Nova shall receive and be entitled to 80% of production from the Successful Well until either:

(a)	such Successful Well has ceased production and is subsequently abandoned; or

(b)	Terra Nova has received Net Revenue attributable to the Successful Well equal to the Successful Well Cost Recovery Amount;

following which, the Parties shall be entitled to a Working Interest share of the production equal to their Working Interest at the time the oil and gas is produced in accordance with the JOA.  For the purposes of calculating the “Net Revenue” attributable to a Successful Well, Net Revenue shall be the gross proceeds from Terra Nova’s sale of its 80% of the oil and gas from the Successful Well, less:

(i)	permit rentals and maintenance cost;

(ii)	royalties payable to the Australian government, Native peoples and Australia Grazing & Pastoral Co., Pty. Ltd.;

Oil & Gas Farm-In Agreement with Terra Nova

(iii)	taxes of any kind, including current production or severance taxes and prospective taxes but excluding any Petroleum Resources Rent Tax and taxes based on a company’s net income;

(iv)	normal and reasonable operating and transport expenses related to the Successful Well;

(v)	normal and reasonable marketing and sales costs applicable to the sale of such oil and gas;

(vi)	environmental remedial and land restoration costs; and

(vii)	all regulatory compliance costs related to the Successful Well.

2.10
Net Revenue shall not, in any event, be calculated upon any oil, gas casing-head gas or other hydrocarbon substances used for operating, development or production purposes upon the Licenses permits or unavoidably lost; and no Net Revenue shall be calculated upon gas used for re-pressuring or recycling operations or pressure maintenance operations benefiting the Licenses.

2.11
In the event that any of the Current Working Interest Holders do not pay their share of the costs which they are required to pay under this Agreement or the JOA, Terra Nova may proceed with the operation associated with such costs as a Sole Risk Operation, as such term is defined in the JOA and the consequences specified in the JOA shall be applicable to the non-participating Current Working Interest Holder. The premium specified in the JOA payable to Terra Nova shall be applicable to the non-participating Current Working Interest Holder’s share of the 20% of Net Revenue received pursuant to section 2.9 and after Terra Nova’s recovery of the Successful Well Cost Recovery Amount, such Party’s Working Interest share of production.

2.12
In the event that costs are incurred with respect to operations on the Licences prior to the completion of the Earning Obligations or the termination of this Agreement which are costs other than those associated with the Earning Obligations or the Completion of the Wells drilled in order to satisfy the Earning Obligations, such costs shall be paid in accordance with the Parties’ Working Interests as if Terra Nova had earned the Farm-In Interest.  In the event that Terra Nova does not subsequently earn the entire Farm-in Interest, Terra Nova shall be entitled to a credit for the amount of the difference between what Terra Nova paid and what they would have paid based on the Working Interest Terra Nova actually earned, such credit to be applied to 50% of future cash calls to be paid by Terra Nova pursuant to the JOA.

2.13
Terra Nova agrees that HEC may nominate a mutually acceptable candidate for a seat on the board of directors of Terra Nova which upon qualification by the current members of the Terra Nova board and approval of the Exchange shall be appointed to hold office until successors are elected. HEC acknowledges that it has nominated Mark Stevenson to serve as a member of the board of directors of Terra Nova.

2.14
Terra Nova covenants that upon completing a phase of the Earning Obligations and earning a portion Farm-In Interest in either License pursuant to the provisions of this Agreement, it will become a party to the JOA as to that percentage Working Interest it has earned and with respect to the relevant License, and will:

(a)	execute and deliver a Deed in accordance with clause 17.3(b) of the applicable JOA; and

(b)
to the extent of its Working Interest, observe, perform, discharge, and be bound by all costs, obligations and liabilities under the applicable JOA which result from activities carried out on such License, and the Current Working Interest Holders hereby consent to the transfer(s) and assignment(s) by each of them of their respective Working Interests under the JOA to Terra Nova upon the completion of such Earning Obligations.

Oil & Gas Farm-In Agreement with Terra Nova

ARTICLE 3
TRANSFER OF FARM-IN INTEREST ON THE LICENSES

3.1
Upon having earned a Working Interest pursuant to Sections 2.4, 2.5 or 2.6, Terra Nova shall have the right to have that portion of the Farm-In Interest which it has earned transferred to Terra Nova from the Current Working Interest Holders in accordance with the agreed Working Interest Contribution Percentages.  Subject to Section 4.6, upon each instance of Terra Nova having earned a Working Interest in the Licenses:

(a)	Holloman shall contribute 66.6670% of the Working Interest earned in the relevant License to Terra Nova;

(b)	ACOR shall contribute an undivided 16.6665% of the Working Interest earned in the relevant License to Terra Nova; and

(c)	Sakhai shall contribute an undivided 16.6665% of the Working Interest earned in the relevant License to Terra Nova.

For example, following completion of the Seismic Earning Obligations, Terra Nova shall have earned a 20% Working Interest and pursuant to this clause shall Holloman shall transfer a 13.3334% Working Interest, ACOR shall transfer a 3.3333% Working Interest and Sakhai shall transfer a 3.3333% Working Interest to Terra Nova.

The foregoing notwithstanding, Holloman agrees to contribute to Terra Nova, in excess of its Working Interest Contribution Percentage, a portion of the Working Interest which would otherwise have been contributed by ACOR and Sakhai on the drilling and abandonment or completion of each of the first two wells drilled pursuant to the Initial Well Program, with the effect that of the 5.8333% Working Interest earned by Terra Nova in each such instance, Holloman will contribute a 4.833% Working Interest, ACOR a 0.5% Working Interest and Sakhai 0.5% Working Interest.

3.2
Each of the Current Working Interest Holders shall ensure all Working Interest transfers and title registrations pertaining to its Working Interest necessary to give effect to this Agreement and all required deeds of assignment are completed. In transferring the Working Interest with respect to each License to Terra Nova, each of the Current Working Interest Holders shall:

(a)	sign all necessary transfer instruments respecting its Working Interest which have been prepared and provided by Terra Nova;

(b)	use its best commercial efforts to obtain the ministerial approvals and transfers required under the under the Petroleum Act and comply with any conditions attaching to such approvals; and

(c)	carry out such other actions that Terra Nova, acting reasonably, considers necessary for the registration of the transfer under the Petroleum Act.

Terra Nova shall be responsible for all stamp duties, taxes and transfer costs payable to a government authority which are associated with the transfer of the Farm-In Interest with respect to each License.

3.3
Pending completion of the transfer and title registration of the Working Interest earned by Terra Nova hereunder, each of the Current Working Interest Holders shall hold their Working Interest Contribution Percentage of the Farm-In Interest that Terra Nova is entitled to under this Agreement in trust for the sole benefit of Terra Nova and shall indemnify and save harmless Terra Nova from and against all actions, claims, demands, losses, damages, costs and expenses (including all legal and other professional charges on a full solicitor/client indemnity basis) and other liability whatsoever which may be incurred, suffered or sustained by Terra Nova in connection with any act or omission of such Current Working Interest Holder.

Oil & Gas Farm-In Agreement with Terra Nova

3.4
Terra Nova acknowledges the terms of the RTN Agreements and agrees to be bound by the RTN Agreements in relation to the Farm-In Interest and transactions contemplated by this Agreement. Terra Nova further agrees to assume all of the rights and obligations of the “Petroleum Companies” under the RTN Agreements to the extent of the Farm-In Interest.

3.5
Terra Nova acknowledges the terms of the three (3) Assignment of Overriding Royalty Interest agreements on the Licenses dated June 8, 2006 among ACOR, Sakhai and Australia Grazing & Pastoral Co., Pty. Ltd. and agrees to be bound by the cumulative Overriding Royalty commitment of 5% in respect of its Working Interest percentage in the relevant License as set forth in those agreements in relation to the Farm-In Interest and transactions contemplated by this Agreement.

3.6
The Current Working Interest Holders acknowledge that section 2.4 of the JOA contemplates that there are seperate joint ventures between the parties in respect of each Licence.  Upon Terra Nova earning a Working Interest in either Licence, Terra Nova shall be assigned into the JOA in respect to the joint venture related to the relevant Licence, be appointed as the Operator under such JOA and have all the rights of a party under the JOA in respect of such joint venture.  In the event that Terra Nova does not earn a Working Interest in both Licences, then the Parties agree to execute a seperate JOA and replace the JOA applicable to the Licence in which Terra Nova has earned a Working Interest.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

4.1	Each of the TN Companies hereby represent and warrant as of the Effective Date:

(a)
to each of the Current Working Interest Holders that it has the requisite power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated herein; and

(b)	to the Current Working Interest Holders that the Shares, when issued, will be duly and validly created and authorized and will be issued and delivered as fully paid and non-assessable.

4.2
Each of the Current Working Interest Holders hereby individually represents and warrants to the TN Companies as of the Effective Date, during the Earning Period and as of the later of: (i) the date on which Terra Nova becomes entitled to a Working Interest; or (ii) the date of the transfer of any Working Interest to Terra Nova under this Agreement, that:

(a)
it is the registered, legal and beneficial holder of a the Working Interest in the Licenses described in the definition of “Current Working Interest Holders”, which Working Interest has been granted free of encumbrances, except for those encumbrances described in Schedule A hereto and less any portion of the Working Interest which may have been previously transferred to Terra Nova pursuant to this Agreement;

(b)	it is entitled to assign its share of the Working Interest to Terra Nova in the manner contemplated by the Agreement;

(c)
the Licenses are in good standing and in full force and effect, all legal requirements relating to the Licenses have been duly complied with, and the Licenses are not subject to current cancellation or forfeiture for any reason;

(d)
except as disclosed in Schedule A, the Licenses are not subject to any encumbrances, including caveats, mortgages, charges, liens, pledges, bills of sale, hypothecations or other security interests, adverse equities, royalties, warrants, claims or interests of any third person registered or existing against or relating to the Licenses;

Oil & Gas Farm-In Agreement with Terra Nova

(e)
no notices have been issued in respect of the Licenses which require a Party to undertake or desist from any action including but not limited to any requirement pursuant to the Petroleum Act or an Environmental Law;

(f)	there is no litigation, investigation or proceedings of any nature whatsoever concerning or which may impact the Licenses pending or threatened against it, or in the case of Holloman against HEC; and

(g)
notwithstanding the merger of PEL 108 and 109 into PEL 444, the overriding royalty granted under Assignment of Overriding Royalty Interest Agreements on the Licenses dated June 8, 2006 among ACOR, Sakhai and Australia Grazing & Pastoral Co Pty Ltd is a 5% royalty and constitutes the only overriding royalty to which the Licenses are subject with the exception of such amounts payable to parties other than the Australia Grazing & Pastoral Co Pty Ltd which are detailed as “Encumbrances” on Schedule A hereto.

4.3
The Parties make the following representations and warranties to each other as of the Effective Date, during the Earning Period and as of the later of: (i) the date on which Terra Nova becomes entitled to a Working Interest; or (ii) the date of the transfer of any Working Interest to Terra Nova under this Agreement, that:

(a)
each Party which is a corporate entity is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party will at all material times be qualified to conduct business in each jurisdiction necessary to perform this Agreement. Each Party has all requisite power and authority (corporate or otherwise) to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms, subject to laws relating to creditors’ rights generally and except as rights to indemnity may be limited by applicable law;

(b)
the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:

(i)	violate any applicable law, regulation, judgment, decree or award or a governmental authority having jurisdiction;

(ii)	contravene the organization documents of a Party; or

(iii)	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto;

(c)
other than the Post Execution Consents, no authorization, approval or consent of any shareholder, court or governmental authority or agency (domestic or foreign) is required to be obtained by a Party in connection with the execution and delivery of, and the performance of and compliance with the terms of this Agreement by such Party.

4.4
Each Party (the “Indemnifying Party”) shall indemnify and save each of the other Parties harmless from and against all actions, claims, demands, losses, damages, costs and expenses (including all legal and other professional charges on a full solicitor/client indemnity basis) and other liability whatsoever which may be incurred, suffered or sustained by such other Parties should any of the representations or warranties of the Indemnifying Party set forth in this Article 4 be, or prove to be, incorrect.

4.5
The Current Working Interest Holders shall be liable for and indemnify Terra Nova for all costs or liabilities arising against Terra Nova and its directors, officers, employees and agents which may arise as a result of any work, exploration and other activities on the Licenses undertaken prior to the Effective Date, including without limitation all costs, expenses or liabilities for consequential, direct or indirect damages and losses, pollution control and environmental amelioration or rehabilitation.

Oil & Gas Farm-In Agreement with Terra Nova

4.6
Each of the Current Working Interest Holders and HEC acknowledge that the Existing Farmin Agreement is in good standing, without default, has not been terminated and that once drilling obligations sufficient to satisfy the earning obligations of Holloman under the Existing Farmin Agreement have been completed, Holloman will be deemed to have satisfied all of its earning obligations under the Existing Farmin Agreement such that neither ACOR or Sakhai shall have any right to require Holloman to transfer back its Working Interest in either License.  In addition, ACOR and Sakhai agree that if Terra Nova earns a Working Interest in the Licenses pursuant to this Agreement but Holloman is required, for whatever reason, to transfer its Working Interest back to ACOR and Sakhai, then ACOR and Sakhai will, notwithstanding any provision to the contrary contained in this Agreement, on a pro-rata basis transfer to Terra Nova from their Working Interest all or a that portion of the Farm-In Interest that Terra Nova has earned hereunder.

ARTICLE 5
COVENANTS

5.1	With respect to its obligations as Operator of the Licenses, Terra Nova hereby covenants and agrees with the Current Working Interest Holders to:

(a)
do all things reasonably necessary to maintain its interest in such License and not by any act or omissions, prejudice the good standing of the Licenses, provided that Terra Nova is not obligated to maintain the License past its current term;

(b)
immediately notify the Current Working Interest Holders of any claims, actions, demands or similar acts of a civil, labour or juridical nature, filed against it respecting the Licenses of which it receives notice or becomes aware;

(c)
upon agreeing to assume such responsibility from Holloman, which assumption shall occur prior to the commencement of the drilling of a well under this Agreement, to be responsible for the management of the Licenses, including complying with all requirements of the Petroleum Act, such management to include without limitation the filing of all required reports and forms to maintain tenure to the Licenses in good standing and the payment of fees, rents, rates and other monies;

(d)
perform its obligations and conduct all operations in a workmanlike and commercially reasonable manner, in accordance with the provisions of, all applicable laws and regulations (as amended or replaced from time to time) and industry best practices;

(e)
upon agreeing to assume such responsibility from Holloman, which assumption shall occur prior to the commencement of the drilling of a well under this Agreement, to take out and maintain all insurance required by law for the operations of the Licenses with respectable and responsible insurers;

(f)	keep the Licenses free and clear from any liens arising from the acts or omissions of Terra Nova; and

(g)	maintain accounts of its expenditures on the Licenses in accordance with international accounting standards generally accepted in the oil and gas industry.

5.2	During the Earning Period and until the Farm-In Interests have been legally transferred to Terra Nova, Holloman hereby covenants and agrees with Terra Nova to:

(a)
not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Terra Nova hereunder, and, without limitation, not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate its Working Interest Contribution Percentage in either License, except as expressly provided under this Agreement;

Oil & Gas Farm-In Agreement with Terra Nova

(b)	promptly provide Terra Nova with any and all notices and correspondence received by Holloman from government agencies or sent to any government agencies in respect of the Licenses;

(c)
do all things reasonably necessary to maintain its interest in the Licenses and not by any act or omissions, prejudice the good standing of the Licenses, provided that Holloman is not obligated to maintain the License past its current term;

(d)
immediately notify Terra Nova of any claims, actions, demands or similar acts of a civil, labour or juridical nature, filed against it respecting the Licenses of which it receives notice or becomes aware;

(e)
be responsible for the management of the Licenses, including complying with all requirements of the Petroleum Act, such management to include without limitation the filing of all required reports and forms to maintain tenure to the Licenses in good standing and the payment of fees, rents, rates and other monies until such obligation is assumed by Terra Nova pursuant to Section 5.1;

(f)
perform its obligations and conduct all operations in a workmanlike and commercially reasonable manner, in accordance with the provisions of, all applicable laws and regulations (as amended or replaced from time to time) and industry best practices;

(g)	take out and maintain all insurance required by law for the operations of the Licenses with respectable and responsible insurers until such obligation is assumed by Terra Nova pursuant to Section 5.1;

(h)	keep the Licenses free and clear from any liens arising from the acts or omissions of the HEC;

(i)	maintain accounts of its expenditures on the Licenses in accordance with international accounting standards generally accepted in the oil and gas industry; and

(j)	not amend the Existing Farmin Agreement or the JOA, and not terminate the Existing Farmin Agreement except upon successful completion of the earning obligations under the Existing Farmin Agreement.

5.3	During the Earning Period and until the Farm-In Interests have been transferred to Terra Nova, each of ACOR and Sakhai hereby covenants and agrees with Terra Nova to:

(a)
not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Terra Nova hereunder and, without limitation, not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate its Working Interest Contribution Percentage in either License, except as expressly provided under this Agreement;

(b)	promptly provide Terra Nova with any and all notices and correspondence received by it from government agencies or sent to any government agencies in respect of the Licenses;

(c)	do all things reasonably necessary to maintain its interest in the Licenses and not by any act or omissions, prejudice the good standing of the Licenses;

(d)	immediately notify Terra Nova of any claims, actions, demands or similar acts of a civil, labour or juridical nature, filed against it respecting the Licenses;

Oil & Gas Farm-In Agreement with Terra Nova

(e)	keep the Licenses free and clear from any liens arising from the acts or omissions of the ACOR and Sakhai; and

(f)	not amend the Existing Farmin Agreement or the JOA, and not terminate the Existing Farmin Agreement except upon successful completion of the earning obligations under the Existing Farmin Agreement.

5.4
Each of the Parties: (a) acknowledges that the JOA must be revised to, among other things, reflect the terms and conditions of this Agreement; and (b) will use their reasonable commercial efforts and good faith to negotiate and execute the terms of a revised JOA following the Effective Date.  The Parties agree that where this Agreement conflicts with the JOA this Agreement shall take precedence and the Current Working Interest Partners shall be liable for and shall indemnify Terra Nova for any loss or liability which Terra Nova may suffer as a result of any third party, including Robert Kamon, Jan Soleimani and George Naim, asserting any right which is contrary to this Agreement or preventing Terra Nova from asserting a right which is granted under this Agreement.  Unless and until the JOA is amended to reflect the terms of this Agreement, the Current Working Interest Partners will vote their Working Interests under the JOA and take such other steps as are necessary to give effect to this Agreement.

ARTICLE 6
TERMINATION

6.1	This Agreement shall terminate in the event that the Effective Date does not occur before the Outside Date and upon such termination the Parties shall be released from all obligations hereunder.

6.2
The Parties acknowledge that the transfer of any interest in the Licenses shall not be effective until the Foreign Investment Review Board of Australia approves this Agreement.  If this Agreement is not approved by the Foreign Investment Review Board of Australia within the six month period following the Effective Date the transfer of an interest in the Licenses contemplated by this Agreement shall not be effective and thereafter either of Terra Nova or Holloman may terminate this Agreement.

6.3
Terra Nova may terminate this Agreement any time before it has earned the Farm-In Interest in a License upon providing written notice of such termination to each of the Current Working Interest Holders, provided that Terra Nova has paid the Fee to HEC and has issued the Shares to the Current Working Interest Holders pursuant to Article 2.1 and Article 2.2 hereof. In the event Terra Nova terminates the Agreement hereunder, it shall not be entitled to any interest in either License unless it has satisfied an Earning Obligation in respect of such License(s) (in which case Terra Nova shall be entitled to the interest it has earned in the relevant License) and shall not be entitled to any refund or reimbursement of amounts paid to HEC or Shares issued to the Current Working Interest Holders under the Agreement.

6.4
Terra Nova may terminate this Agreement if any of the Current Working Interest Holders is in breach of any of the material terms contained herein, has received notice of such breach from Terra Nova and has failed to cure such breach within thirty (30) Business Days of receipt of such notice.

6.5
Any of the Current Working Interest Holders may terminate this Agreement if Terra Nova is in breach of any of the material terms contained herein, has received notice of such breach from such Current Working Interest Holder and has failed to cure such breach within thirty (30) Business Days of receipt of such notice; provided however that if either of ACOR or Sakhai wishes to terminate this Agreement in accordance with the foregoing if Terra Nova is in breach of any of the material terms contained herein, Holloman shall have the option but not the obligation to substitute itself or a third party to undertake Terra Nova’s remaining obligations under this Agreement, including without limitation any uncompleted Earning Obligations and Terra Nova’s other obligations under Article 2, in exchange for the right to earn an aggregate 55% Working Interest in each of the Licenses in accordance with the terms and conditions of this Agreement.

Oil & Gas Farm-In Agreement with Terra Nova

6.6	The right of any of the Parties to terminate this Agreement for the breach of any term or condition does not affect the right of that Party to take any other action in respect of such breach.

6.7
Any termination of this Agreement is without prejudice to any rights, obligations or liabilities accrued or arising prior to or out of such termination, provided that following such termination each Party is released from any further obligations or liabilities under this Agreement (other than those expressed to survive termination of this Agreement or as set out in Article 6.8).

6.8	The Parties’ representations and warranties and indemnities provided under Article 4 and the obligations under Article 7 shall survive termination of this Agreement.

ARTICLE 7
SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

7.1
Each Party agrees that all Confidential Information obtained hereunder shall be the exclusive property of the Parties and shall not be publicly disclosed or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other Parties, such consent not to be unreasonably withheld. Where a Party releases Confidential Information based on a requirement at law or under the rules and regulations of any regulatory authority or stock exchange having jurisdiction it will deliver a copy concurrently to the other Parties.

7.2
Consent to disclosure of Confidential Information pursuant to Article 7.1 shall not be unreasonably withheld where a Party wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or for the purpose of selling its interest in the Licenses, provided that such third party gives its undertaking to the Parties that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others.

7.3
Except as provided for in Article 7.1, a party hereto (the “Issuing Party”) will not issue any press release concerning the Licenses or this Agreement without first delivering a copy of the proposed release to each of the other Parties (each, a “Commenting Party”) for comment, and if such comment is not forthcoming from each Commenting Party within two Business Days of such delivery, such press release may be issued without the comment or consent of such Commenting Party, but the Issuing Party will deliver a copy of the press release to such Commenting Party concurrently with its release by the Issuing Party. If a Commenting Party does provide comments on a press release, then the Issuing Party and such Commenting Party, each acting reasonably, will try to agree on a mutually acceptable press release within one Business Day. If the Parties are unable to so agree, then the Issuing Party will be entitled to issue the press release as it sees fit, but will note in the body of the press release that such Commenting Party does not endorse or support the contents of the press release.

7.4
No Party shall be liable to any other for the fraudulent or negligent disclosure of Confidential Information by any of its employees, servants or agents, provided that such Party has taken reasonable steps to ensure the preservation of the confidential nature of such Confidential Information.

ARTICLE 8
RESTRICTIONS ON TRANSFER

8.1
Subject to Article 8.3 and the limitations set forth in the JOA, any Party may sell, transfer, assign or otherwise dispose of (“Assign”, or an “Assignment”) all or any portion of its right, title and interest in and to this Agreement to a third party (“New Party”) with the consent of the other Parties hereto, which consent may be unreasonably withheld.

8.2
Notwithstanding the foregoing, any Party may, without the consent of the other Parties, Assign any or all of its interest or its rights under this Agreement to an Affiliate, provided that such Affiliate first complies with the provisions of Article 8.3 and agrees with the other Parties in writing to re-transfer such interest to the originally assigning Party before ceasing to be an Affiliate of such Party.

Oil & Gas Farm-In Agreement with Terra Nova

8.3
Before the completion of any Assignment by a Party of its interest or rights under this Agreement, to an Affiliate or otherwise, the New Party may, but is not required, at the election of any Party not selling, to enter into an agreement with each such Party not selling on the same terms and conditions as set out in this Agreement.

8.4
Other than as required and allowed elsewhere in this Agreement, a Party shall not dispose of any of its interest in this Agreement or its Working Interest, whether by assignment, sale, trade, lease, sublease, farmout or otherwise, without first complying with the following:

(a)
The party wishing to make the disposition (in this Section 8.4 called the “disposing party”) shall, by notice, advise each other party (in this Section 8.4 called an “offeree”) of its intention to make the disposition, including in such notice a description of the interest proposed to be disposed, the identity of the proposed assignee, the price or other consideration for which the disposing party is prepared to make such disposition, the proposed effective date and closing date of the transaction and any other information respecting the transaction which the disposing party reasonably believes would be material to the exercise of the offerees’ rights hereunder (such notice in this Section 8.4 called the “disposition notice”);

(b)
In the event the consideration described in the disposition notice cannot be matched in kind and the disposition notice does not include the disposing party’s bona fide estimate of the value, in cash, of such consideration, an offeree may, within seven (7) days of the receipt by the offerees of the disposition notice, request the disposing party to provide such estimate to the offerees, whereupon the disposing party shall provide such estimate in a timely manner and the election period provided herein to the offerees shall be suspended until such estimate is received by the offerees;

(c)
In the event of a dispute as to the reasonableness of an estimate of the cash value of the consideration described in the disposition notice or provided pursuant to Subclause (b). as the case may be, the matter shall be referred to arbitration, to be decided by a single arbitrator, under the provisions of the Arbitration Act (Alberta) within seven (7) days of the receipt of such estimate. The disposing party and the applicable offeree shall thereupon diligently attempt to complete such arbitration in a timely manner. The equivalent cash consideration determined in such arbitration shall thereupon be deemed to be the sale price for the working interest described in the disposition notice;

(d)
Within the later of: i) thirty (30) days from the receipt of the disposition notice, as modified by any suspension pursuant to Subclause (b); or ii), if applicable, fifteen (15) days from receipt of notice of the arbitrated value determined pursuant to the preceding Subclause, an offeree may give notice to the disposing party that it elects to purchase the working Interest described in the disposition notice for the applicable price (in this Section 8.4 called a “notice of acceptance”). A notice of acceptance shall create a binding contractual obligation upon the disposing pasty to sell, and upon an offeree giving a notice of acceptance to purchase, for the applicable price, all of the Working Interest included in such disposition notice on the terms and conditions set forth in the disposition notice. However, if more than one offeree gives a notice of acceptance, each such offeree shall purchase the Working Interest to which such notice of acceptance pertains in the proportion its Working Interest bears to the total Working Interest of such offerees.  Where Terra Nova issues a notice of acceptance and for the purpose of determining the Working Interest that each can acquire from the disposing party, the Parties shall be deemed to have a Working Interest equal to the Working Interest they would have following Terra Nova’s earning of the Farm-In Interest.

(e)
In the event that the Working Interest described in the disposition notice is not disposed of to one or more of the offerees pursuant to the preceding Subclause, the disposition to the proposed assignee shall be subject to the consent of the offerees. Such consent shall not be unreasonably withheld, and it shall be reasonable for an offeree to withhold its consent to the disposition if it reasonably believes that the disposition would be likely to have a material adverse effect on it, its Working Interest or operations to be conducted hereunder, including, without limiting the generality of all or any part of the foregoing, a reasonable belief that the proposed assignee does not have the financial capability to meet prospective obligations arising out of this Agreement or the JOA. However, an offeree shall be deemed to have consented to the disposition to the proposed assignee, unless, within the time period prescribed in Subclause (d) the offeree advises the other parties, by notice, that it is not prepared to consent to such disposition.

Oil & Gas Farm-In Agreement with Terra Nova

(f)
If the Working Interest described in the disposition notice is not disposed of to one or more of the offerees pursuant to Subclause (d), the disposing party may, subject to obtaining the consents prescribed by the preceding Subclause, dispose of such Working Interest at any time within one hundred and fifty (150) days from the issuance of such disposition notice, provided that such disposition is not on terms that are more favourable to such purchaser than those offered in the disposition notice.

(g)
Following a disposition herein or one hundred and fifty (150) days following the issuance of a disposition notice from which a disposition did not result, as the case may be, the provisions of this Section 8.4 shall once again apply to the Working Interest described in the disposition notice.

8.5
Each Party agrees that its failure to comply with the restrictions set out in this Article would constitute an injury and damage to the other Parties impossible to measure monetarily and, in the event of any such failure each of the other Parties shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any sale of any interest or Assignment of any rights under this Agreement save in accordance with the provisions of this Article, and any Party intending to make a sale or making a sale contrary to the provisions of this Article hereby waives any defense it might have in law to such injunctive relief.

ARTICLE 9
AMALGAMATION OR REORGANIZATION

9.1
The provisions of Article 8 shall not prevent a Party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing substantially all the interests of such Party in the Licenses, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

ARTICLE 10
NOTICE

10.1
Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by any Party hereto will be in writing and will be delivered to the other Party to which the notice is to be given at the address set forth above or sent by facsimile to the number set forth on the signature page hereof or to such other address or facsimile number as will be specified by a Party by like notice. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. CST at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

10.2
Any Party hereto may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

Oil & Gas Farm-In Agreement with Terra Nova

ARTICLE 11
FURTHER ASSURANCES

11.1
The Parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement, including any such actions as may reasonably be required to obtain the Post Execution Consents.

ARTICLE 12
MANNER OF PAYMENT

12.1
All references to monies hereunder shall be in lawful currency of Australia. Unless otherwise provided elsewhere in this Agreement, all payments to be made to any Party hereunder may be made by wire transfer, certified cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such Party at such bank or banks as such Party may designate from time to time by written notice. Said bank or banks shall be deemed the agent of the designating Party for the purpose of receiving, collecting and receipting such payment.

ARTICLE 13
HEADINGS

13.1
The headings of the Articles of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the parties.

ARTICLE 14
ENUREMENT

14.1	This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

ARTICLE 15
FORCE MAJEURE

15.1
Neither Party will be liable for delays in the performance of any of its obligations under this Agreement due to a cause beyond its control including, but not limited to adverse weather conditions, environmental protests or blockages, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an “Intervening Event”).

15.2
A Party relying on the provisions of Article 15.1 will promptly give written notice to the other of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event described in Article 15.1.  If an Intervening Event continues for a period of more than one year, the Parties hereto will enter into negotiations to amend or terminate this Agreement, as appropriate.

15.3	During an Intervening Event each of the Parties will use its best commercial efforts to maintain its interest in the Licenses.

ARTICLE 16
DEFAULT

16.1
Notwithstanding anything in this Agreement to the contrary, if any Party (a “Defaulting Party”) is in default of any requirement herein set forth any Party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless within thirty (30) Business Days after the giving of notice of default by the affected Party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected Party shall be entitled to seek any remedy it may have on account of such default.

Oil & Gas Farm-In Agreement with Terra Nova

ARTICLE 17
ENTIRE AGREEMENT

17.1
This Agreement constitutes the entire agreement between the Parties and, except as hereafter set out, replaces and supersedes all prior agreements (including, without limitation, the LOI), memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein.

ARTICLE 18
SEVERABILITY

18.1
If any of the provisions of this Agreement are found to be invalid or unenforceable, the invalidity or unenforceability shall not affect the operation, construction or interpretation of any other provision of this Agreement, with the intent that the invalid or unenforceable provisions shall be treated for all purposes as severed from this Agreement provided that the substance of this Agreement is not thereby materially affected.

ARTICLE 19
GOVERNING LAW AND DISPUTES

19.1
This Agreement shall be governed by and construed according to the laws of the Province of Alberta and the Parties hereby submit to the non-exclusive jurisdiction of the courts of the Province of Alberta and all courts competent to hear appeals therefrom.

19.2
Other than with respect to Article 15, if any dispute, difference or deadlock arises between the Parties in relation to the interpretation of this Agreement or the rights of any Party under this Agreement, then upon one Party giving to the others a written notice of the dispute, the Parties will use all commercially reasonable endeavours to resolve the dispute. If the representatives of the Parties are not able to resolve the dispute within ten (10) Business Days of delivery of notice of such dispute, each Party will prepare a written statement of its position with respect to the dispute and deliver to the other Party within a further ten (10) Business Days, and one or more representatives of each Party will meet within an additional ten (10) Business Days in an effort to resolve the dispute. In total, the parties have thirty (30) Business Days from the date of delivery of the notice of dispute to resolve the dispute.

19.3
A Party may not commence or maintain any action either legal or by arbitration relating to a dispute until completion of the dispute resolution process under Article 19.2. If the dispute is not resolved pursuant to the process under Article 19.2, then any Party may commence proceedings in a court of competent jurisdiction.

ARTICLE 20
GST AND COSTS

20.1	In this clause:

(a)	GST means the same as in the GST Law.

(b)	GST Law means the same as in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

(c)	Words defined in the GST Law have the same meaning in this clause unless specifically defined in this clause.

Oil & Gas Farm-In Agreement with Terra Nova

20.2	All charges and amounts payable by one Party to another under this Agreement are stated exclusive of GST.

20.3	For each taxable supply under or in connection with this Agreement:

(a)	The supplier will be entitled to charge the recipient for any GST payable by the supplier in respect of the taxable supply.

(b)	The recipient must pay to the supplier the amount of the GST at the same time as the relevant charge applicable to the supply becomes payable under this Agreement.

(c)
The supplier must provide a valid tax invoice (or a valid adjustment note) to the recipient in respect of the taxable supply, and will include in the tax invoice (or adjustment note) the particulars required by the GST Law. The recipient is not obliged to pay the GST unless and until the recipient has received a tax invoice (or an adjustment note) for that supply.

(d)
If the actual GST liability of the supplier differs from the GST paid by the recipient, the supplier will promptly create an appropriate valid adjustment note, and the recipient will pay to the supplier any amount underpaid, and the supplier will refund to the recipient any amount overpaid.

20.4	Each invoice issued under this Agreement will be in the form of a tax invoice, and must show the GST payable on supplies covered by that invoice.

20.5
If any Party is entitled to payment of any costs or expenses by way of reimbursement or indemnity, the payment must exclude any part of that cost or expense which is attributable to GST for which that Party or the Representative Member of any GST Group of which that Party is a Member is entitled to an Input Tax Credit.

20.6
It is agreed that the assignment of the Farmin Interest by the Current Working Interest Holders to Terra Nova constitutes the supply of a going concern pursuant to section 38-325 of the A New Tax System ‘Goods and Services Tax) Act 1999 (Cth). If for any reason the supply of the Farm-In Interest is not exempt from GST then Terra Nova shall pay all GST payable by the Current Working Interest Holders in respect of that transfer and any other supply under this Agreement and Terra Nova shall also pay any interest and penalty tax payable by the Current Working Interest Holders in respect of those matters. Terra Nova must make these payments within 14 days of the production to it of written invoices, letters or demands received by either the Current Working Interest Holders from the Australian Tax Office claiming the penalty tax or interest.

20.7	Each Party shall bear its own costs of and incidental to the preparation, execution and termination of this Agreement.

ARTICLE 21
TIME IS OF THE ESSENCE

21.1	Time shall be of the essence in this Agreement.

ARTICLE 22
NATURE OF RELATIONSHIP

22.1	This Agreement may not be construed as constituting an association, corporation or any kind of partnership or as constituting any Party as the agent of any other Party.

Oil & Gas Farm-In Agreement with Terra Nova

ARTICLE 23
GUARANTEES

23.1
In its capacity as controlling shareholder and parent corporation to Holloman, HEC guarantees the due performance and observance by Holloman of the covenants, obligations, terms and conditions contained in this Agreement on the part of Holloman to be performed (collectively, the “Holloman Guaranteed Obligations”). If Holloman fails to perform or pay when due any Holloman Guaranteed Obligations, HEC will perform or pay or cause to be performed or paid such Holloman Guaranteed Obligations promptly upon demand therefor made by any other Party to this Agreement to HEC.

23.2
In its capacity as the sole shareholder and parent corporation to Terra Nova, TN Minerals guarantees the due performance and observance by Terra Nova of the covenants, obligations, terms and conditions contained in this Agreement on the part of Terra Nova to be performed (collectively, the “Terra Nova Guaranteed Obligations”). If Terra Nova fails to perform or pay when due any Terra Nova Guaranteed Obligations, TN Minerals will perform or pay or cause to be performed or paid such Terra Nova Guaranteed Obligations promptly upon demand therefor made by any other Party to this Agreement to TN Minerals.

ARTICLE 24
EXECUTION

24.1
This Agreement may be executed by each Party in counterparts and by facsimile, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile, shall together constitute one and the same instrument.

Oil & Gas Farm-In Agreement with Terra Nova

The Parties hereto have executed these presents as of the day and year first above written.

/s/ Robert Wesolek _________________________________________________________	/s/ Robert Wesolek _________________________________________________________
HOLLOMAN ENERGY CORPORATION Robert Wesolek Chief Financial Officer	HOLLOMAN PETROLEUM PTY LTD. Robert Wesolek Director

CERTIFICATION:

I, Robert Wesolek of _______________________________ in the State of Texas, make oath and say as follows:

I, Robert Wesolek, declare that I am a Chief Financial Officer of Holloman Energy Corporation and a Director of Holloman Petroleum Pty Ltd. (collectively, the “Companies”) and do hereby certify for and on behalf of the Companies, and not in my personal capacity, that I am a duly appointed director of Holloman Petroleum Pty Ltd. and an officer of Holloman Energy Corporation and, to the best of my knowledge, information and belief, based upon such enquiries as I believe are reasonably necessary in order to make the statements hereinafter made, that the execution and delivery of this Agreement by the Companies has been duly authorized and approved by all means necessary.

SWORN BEFORE ME at the City of ______________, in the State of Texas, on _____________, 2012 _______________________________________________
A Notary Public for the State of Texas

Oil & Gas Farm-In Agreement with Terra Nova

/s/ Andre Sakahi ______________________________________________________
AUSTRALIAN-CANADIAN OIL ROYALTIES LTD. Name: Title:

CERTIFICATION:

I, _________________ of _______________________________ in the Province/State of _________, make oath and say as follows:

I, _______________, declare that I am a ______________ of Australian-Canadian oil Royalties Ltd. (“Company”) and do hereby certify for and on behalf of the Company, and not in my personal capacity, that I am a duly appointed _____________ of the Company and, to the best of my knowledge, information and belief, based upon such enquiries as I believe are reasonably necessary in order to make the statements hereinafter made, that the execution and delivery of this Agreement by the Company has been duly authorized and approved.

SWORN BEFORE ME at the City of ______________, in the Province/State of _________, on _____________, 2012 _______________________________________
A Notary Public for the State of ___________

Oil & Gas Farm-In Agreement with Terra Nova

/s/ Ely Sakhai
_________________________________________________
Ely Sakhai

CERTIFICATION:
I, _____________________, of the ___________________, in the Province/State of ______________ a make oath and say that I was personally present and did see Eli Sakhai who, on the basis of government issued identification presented to me, I believe to be Eli Sakhai of 39 Cuttermill Road, Great Neck, New York, 11021, duly sign this Agreement on the ____ day of _________, 2012 at the ____________ of __________ in the Province/State of __________.

__________________________________________________
A Notary Public for the Province/State of ________

Oil & Gas Farm-In Agreement with Terra Nova

/s/ Norman Mackenzie _________________________________________________	/s/ Norman Mackenzie ________________________________________________
TERRA NOVA MINERALS INC. Norman Mackenzie Chief Executive Officer	TERRA NOVA RESOURCES INC. Norman Mackenzie Chief Executive Officer

CERTIFICATION:

I, Norman Mackenzie of the city of Calgary in the Province of Alberta make oath and say as follows:

I, Norman Mackenzie, declare that I am a Chief Executive Officer of Terra Nova Minerals Inc. and Terra Nova Resources Inc. (collectively, the “Companies”) and do hereby certify for and on behalf of the Companies, and not in my personal capacity, that I am a duly appointed Chief Executive Officer of the Companies and, to the best of my knowledge, information and belief, based upon such enquiries as I believe are reasonably necessary in order to make the statements hereinafter made, that the execution and delivery of this Agreement by the Companies has been duly authorized and approved.

SWORN BEFORE ME at the City of Calgary, in the Province of Alberta, on _____________, 2012 _________________________________________________
A Notary Public for the Province of Alberta

Oil & Gas Farm-In Agreement with Terra Nova